Exhibit 99.1

Teradyne Announces First Quarter, 2008 Results

NORTH READING, Mass. — (BUSINESS WIRE) —April 22, 2008—Teradyne, Inc. reported sales of $297 million in the first quarter of 2008. Net income for the first quarter was $21.8 million, or $0.12 per diluted share, on a non-GAAP basis, which excludes amortization of acquired intangible assets and special items, and $2.4 million or $0.01 per diluted share on a GAAP basis. Bookings for the first quarter were $321 million, and included a full quarter of Nextest bookings of $33 million.

“We’re off to a good start in 2008, with order growth in System on Chip (SOC) test and a strong showing by our new memory test business unit,” said Mike Bradley, Teradyne president and CEO. “Wireless solutions dominated our first quarter bookings, as FLEX® test systems once again cracked the 100-unit mark. In addition, our new product pipeline in both SOC and memory test showed good momentum on the design-in front.”

Guidance for the second quarter of 2008 is for sales of $310 million to $330 million, with earnings per diluted share between $0.14 and $0.19 on a non-GAAP basis, and $0.07 to $0.12 on a GAAP basis. Non-GAAP guidance excludes $8 million of estimated restructuring and other charges, net, as well as acquired intangible amortization of $5 million.

Webcast

A webcast to discuss first quarter 2008 results and management’s business outlook will be held at 10 a.m. Eastern Time, Wednesday, April 23, 2008. Interested investors should access the webcast at www.teradyne.com and click on “Investors” at least five minutes before the call begins. The webcast replay will be available on www.teradyne.com. In addition, a conference call replay will be available approximately two hours after the call. The replay number in the U.S. & Canada is 800-642-1687. The replay number outside the U.S. & Canada is 706-645-9291. The pass code for both numbers is 30479782. The replay will be available via phone and website through May 7, 2008.

Non-GAAP Results

In addition to disclosing results that are determined in accordance with GAAP, Teradyne also discloses non-GAAP results of operations that exclude certain income items and charges. These results are provided as a complement to results provided in accordance with GAAP. Teradyne reports non-GAAP results in order to better assess and reflect operating performance. Management believes the non-GAAP measures help indicate Teradyne’s baseline performance before gains, losses or other charges that are considered by management to be outside Teradyne’s ongoing operating results. Teradyne believes these non-GAAP measures will aid investors’ overall understanding of its results by providing a higher degree of transparency for certain expenses and providing a level of disclosure that will help investors understand how Teradyne plans and measures its own business. A reconciliation of each GAAP to non-GAAP financial measure discussed in this press release is contained in the attached Exhibits and on the Teradyne website at www.teradyne.com by clicking on “Investors” and then selecting the “GAAP to Non-GAAP Reconciliation” link. The presentation of non-GAAP measures is not meant to be considered in isolation, as a substitute for, or superior to, financial measures or information provided in accordance with GAAP.

About Teradyne, Inc.

Teradyne (NYSE:TER) is a leading supplier of Automatic Test Equipment used to test complex electronics used in the consumer electronics, automotive, computing, telecommunications, and aerospace and defense industries. In 2007, Teradyne had sales of $1.1 billion and currently employs about 3,700 people worldwide. For more information, visit www.teradyne.com. Teradyne® is a registered trademark of Teradyne, Inc. in the U.S. and other countries. All product names are trademarks of Teradyne, Inc. (including its subsidiaries) or their respective owners.

Safe Harbor Statement

The forward-looking statements included in this release are made only as of the date of publication. Teradyne disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

This release contains forward-looking statements regarding future business prospects and market conditions. Such statements are based on the current assumptions and expectations of Teradyne’s management and are neither promises nor guarantees. You can generally identify these forward-looking statements based on the context of the statements and by the fact that they use words such as “will,” “anticipate,” “expect,” “project,” “intend,” “plan,” “believe,” “target” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. There can be no assurance that management’s estimates of our future results will be achieved. Important factors that could cause actual results to differ materially from those presently expected include: conditions affecting the markets in which Teradyne operates; delays in new product introductions; lack of customer acceptance of new products; the ability to realize synergies and cost savings from the integration of Nextest Systems Corporation with Teradyne’s existing operations; and other events, factors and risks previously and from time to time disclosed in filings with the SEC, including, but not limited to, Teradyne’s annual report on Form 10-K for the fiscal year ended December 31, 2007.

TERADYNE, INC. REPORT FOR FIRST FISCAL QUARTER OF 2008

CONDENSED CONSOLIDATED OPERATING STATEMENTS

(In thousands, except per share amounts)

	Quarter Ended:
	March 30, 2008	December 31, 2007	April 1, 2007
Net Revenues (1)	$297,315	$260,416	$253,693

Cost of Revenues (2) (3)	158,812	141,846	140,296

Gross Profit	138,503	118,570	113,397

Operating Expenses:
Engineering and Development (2)	55,149	50,420	49,262
Selling and Administrative (2)	65,221	60,839	62,947
Acquired Intangible Asset Amortization	3,863	797	911
In-process Research and Development (4)	1,100	—	16,700
Restructuring and Other, net (5)	11,785	(355)	2,247

Operating Expenses	137,118	111,701	132,067

Income/(Loss) From Operations	1,385	6,869	(18,670)

Interest & Other, net (6)	5,082	8,088	12,341

Income/(Loss) from Continuing Operations Before Income Taxes	6,467	14,957	(6,329)
Income Tax Provision/(Benefit)	4,100	(2,196)	1,385

Income/(Loss) from Continuing Operations	2,367	17,153	(7,714)

(Loss)/Income from Discontinued Operations	—	(449)	93
Income Tax Provision	—	—	15

(Loss)/Income from Discontinued Operations	—	(449)	78

Net Income/(Loss)	$2,367	$16,704	$(7,636)

Income/(Loss) per Common Share from Continuing Operations:
Basic	$0.01	$0.10	$(0.04)

Diluted	$0.01	$0.10	$(0.04)

Net Income/(Loss) per Common Share:
Basic	$0.01	$0.10	$(0.04)

Diluted	$0.01	$0.10	$(0.04)

Weighted Average Common Shares - Basic	173,762	173,498	189,625

Weighted Average Common Shares - Diluted	175,722	173,829	189,625

Net Orders	$321,055	$281,995	$245,975

(1)	For the quarter ended March 30, 2008, net revenues excluded $4 million of Nextest revenue, that would otherwise be recognized except for purchase accounting effects on acquired deferred revenue.
(2)	Includes the following amounts related to stock-based compensation:

	March 30, 2008	December 31, 2007	April 1, 2007
Cost of Revenues	$863	$728	$1,384
Engineering and Development	1,632	1,187	2,259
Selling and Administrative	2,660	1,914	3,643

	$5,155	$3,829	$7,286

(3)	For the quarter ended March 30, 2008 and December 31, 2007, cost of revenues included credits of $0.9 million and $0.6 million, respectively, related to previously written off inventory in the Semiconductor Test Division. For the quarter ended March 30, 2008, cost of revenues also included a charge of $4.3 million to adjust Nextest acquired inventory to fair value.
(4)	For the quarter ended March 30, 2008 and April 1, 2007, in-process research and development included a charge related to the Nextest acquisition and a charge related to the acquisition of enabling test technology from MOSAID Technologies, respectively.

(5)	Restructuring and other, net consists of:

	Quarter Ended:
	March 30, 2008	December 31, 2007	April 1, 2007
Severance	$7,113	$522	$2,201
Facility Related	4,672	1,667	46
Insurance gain from Taiwan fire	—	(2,544)	—

	$11,785	$(355)	$2,247

(6)	For the quarter ended April 1, 2007, interest and other, net included income of $1.8 million for the recognition of fair value of an asset related to an equity investment.

CONDENSED CONSOLIDATED BALANCE SHEETS (In thousands)

	March 30, 2008	December 31, 2007
Assets
Cash and Cash Equivalents	$323,080	$562,371
Marketable Securities	31,510	75,593
Accounts Receivable	201,906	189,487
Inventories	103,692	80,313
Other Current Assets	73,906	37,169

	734,094	944,933
Net Property, Plant and Equipment	371,518	352,707
Long-term Marketable Securities	86,068	104,978
Goodwill	242,698	69,147
Intangible and Other Assets	128,219	37,127
Retirement Plans Assets	47,931	46,396

	$1,610,528	$1,555,288

Liabilities
Accounts Payable	$87,716	$57,426
Accrued Employees’ Compensation and Withholdings	61,603	71,691
Deferred Revenue and Customer Advances	47,891	41,928
Other Accrued Liabilities	51,853	47,002
Income Taxes Payable	—	5,187

	249,063	223,234

Retirement Plans Liabilities	82,058	80,388
Other Long-term Liabilities	43,726	22,492

	374,847	326,114

Shareholders’ Equity	1,235,681	1,229,174

	$1,610,528	$1,555,288

GAAP to Non-GAAP Earnings Reconciliation

References by the Company to non-GAAP income and non-GAAP income per share refer to income from continuing operations or income per common share from continuing operations excluding in-process research and development, restructuring and other, net, certain inventory provisions and fair value adjustment relating to Nextest, interest and other, net, and acquired intangible asset amortization, as well as adjustments to profit sharing due to these exclusions. GAAP requires that these items be included in determining income from continuing operations. Non-GAAP income from continuing operations (which is the basis for non-GAAP income per share) gives an indication of Teradyne’s baseline performance before gains, losses or other charges that are considered by management to be outside the Company’s ongoing operating results. The Company believes these non-GAAP measures will aid investors’ overall understanding of the Company’s results by providing a higher degree of transparency for certain expenses and credits, through providing a level of disclosure that will help investors understand how the Company plans and measures its own business. However, the presentation of non-GAAP measures is not meant to be considered in isolation or as a substitute for, or superior to, financial information provided in accordance with GAAP.

	Quarter Ended:
	March 30, 2008		December 31, 2007		April 1, 2007
(in millions, except per share data)

Gross Margin - GAAP	$138.5	46.6%	$118.6	45.5%	$113.4	44.7%
Inventory provision reversal (1)	(0.9)		(0.6)		—
Nextest inventory fair value adjustment reversal (2)	4.3		—		—

Gross Margin - non-GAAP	$141.9	47.7%	$118.0	45.3%	$113.4	44.7%

Income/(Loss) from Continuing Operations -GAAP	$2.4	0.8%	$17.2	6.6%	$(7.7)	-3.0%
Inventory provision reversal (1)	(0.9)		(0.6)		—
Nextest inventory fair value adjustment reversal (2)	4.3		—		—
Acquired intangible asset amortization	3.9		0.8		0.9
In-process research and development (3)	1.1		—		16.7
Restructuring and other, net (4)	11.8		(0.4)		2.2
Interest and Other, net (5)	—		—		(1.8)
Profit sharing adjustment (6)	(0.8)		—		(1.1)

Income from Continuing Operations - non-GAAP	$21.8	7.3%	$17.0	6.5%	$9.2	3.6%

GAAP Income/(Loss) per Common Share from Continuing Operations- Basic	$0.01		$0.10		$(0.04)

Non-GAAP Income per Common Share from Continuing Operations - Basic	$0.13		$0.10		$0.05

GAAP Weighted Average Common Shares - Basic	173.8		173.5		189.6

GAAP Income/(Loss) per Common Share from Continuing Operations - Diluted	$0.01		$0.10		$(0.04)

Non-GAAP Income per Common Share from Continuing Operations - Diluted	$0.12		$0.10		$0.05

GAAP Weighted Average Common Shares - Diluted	175.7		173.8		191.0

(1)	Reversal of previously written off inventory for non-FLEX products in the Semiconductor Test Division.
(2)	Reversal of a charge adjusting Nextest acquired inventory to fair value.
(3)

In-process research and development charges related to the Nextest acquisition for the quarter ended March 30, 2008 and for the acquisition of enabling test technology from MOSAID technologies for the quarter ended April 2, 2007.

(4)	Restructuring and other, net consists of (in millions):

	Quarter Ended:
	March 30, 2008	December 31, 2007	April 1, 2007
Employee severance	$7.1	$0.5	$2.2
Facility related	4.7	1.6	—
Insurance gain from Taiwan fire	—	(2.5)	—

	$11.8	$(0.4)	$2.2

(5)	Recognition of fair value of an asset related to an equity investment.
(6)	Profit sharing adjustment for non-GAAP items.

For press releases and other information of interest to investors, please visit Teradyne’s homepage on the world wide web at http://www.teradyne.com.

Contact:	Teradyne, Inc.

Tom Newman, 978-370-2425

Vice President of Corporate Relations